Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Reports Third Quarter 2019 Financial Results

Revenue $14.6 million, EPS ($0.09), cash burn down sequentially, One Bsquare initiatives show progress and impact

Bellevue, WA -- November 7, 2019 – Bsquare Corporation (NASDAQ: BSQR) today announced financial results for the third quarter of 2019.

“In May, we announced a series of initiatives called ‘One Bsquare’ that included a renewed focus on operating excellence. Our results for Q3 2019 suggest that this focus is starting to have an impact on our business,” said Bsquare President and CEO Ralph C. Derrickson.

“Our rebuilding efforts continued in the third quarter. We added two more experienced entrepreneurs to the leadership team, with Chris Wheaton joining as CFO and Steven Gottlieb joining as VP of Marketing. We partnered with Synnex and Arrow, allowing us to offer Azure CSP product and services, expanded our collaboration with Microsoft to include their Sphere initiative, and launched the marketing of our B2IQ edge-to-cloud suite with our new website. While there is a lot of work yet to be done, there is reason to believe that our recovery is no longer a matter of ‘if’ but a matter of ‘when’,” concluded Mr. Derrickson.

In the third quarter, Bsquare’s sales and marketing efforts re-established the clear connection between Bsquare’s OS distribution business and its IoT business. As customers seek to use IoT, in any form, to transform their business, they often first require a device that leverages an embedded operating system. Bsquare’s deep experience in these OS deployments, combined with expertise in IoT software components, helps customers then connect and operate their devices in a cloud-aware world. Bsquare anticipates this connection between embedded OS and IoT to be an increasingly important component of its efforts in the fourth quarter and throughout 2020.

Third Quarter 2019 Results

Revenue for Q3 2019 was at the high end of guidance and margins were in-line with guidance. For the second sequential quarter, Bsquare’s operating expenses, excluding restructuring costs, were at the lowest level since Q4 2016.

Effective in the third quarter of 2019, Bsquare made the following changes to our operating segments for financial reporting purposes:

•	Third-Party Software operating segment has been renamed to Partner Solutions;
•	Professional Engineering Service operating segment has been renamed to Edge to Cloud, consistent with the suite of software and services we offer; and
•

Bsquare will no longer present separate information for the Proprietary Software operating segment. The company has combined this segment with results for the Edge to Cloud segment, with comparable prior period results restated to conform to current period presentation.

Third Quarter 2019 Financial Highlights

•

Revenue was $14.6 million, up by $0.4 million from $14.2 million in the second quarter of 2019, primarily due to higher sales of Microsoft Windows and Mobile operating systems, and down 12.3% compared to the third quarter of 2018.

•

GAAP net loss for the current quarter was $1.1 million, or $0.09 per diluted share, compared to net loss of $2.1 million, or $0.16 per diluted share, in the third quarter of 2018 and net loss of $3.9 million, or $0.30 per diluted share, in the second quarter of 2019.

•	Adjusted EBITDAS (1) was negative $0.5 million, compared to negative $1.7 million in the third quarter of 2018 and negative $2.3 million in the second quarter of 2019.
•

Cash, cash equivalents, restricted cash, and short-term investments on September 30, 2019 totaled $11.6 million, a decrease of approximately $0.9 million from June 30, 2019, and a decrease of $5.3 million from December 31, 2018.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

Details as follows (unaudited, in thousands except percentages and per share amounts):

	Three Months Ended
	September 30, 2019	September 30, 2018	Year-over-Year Change	June 30, 2019	Quarter-over-Quarter Change
Revenue:
Partner Solutions	$12,556	$14,241	$(1,685)	$11,684	$872
Edge to Cloud	2,085	2,453	(368)	2,496	(411)
Total revenue	14,641	16,694	(2,053)	14,180	461
Total gross profit	$2,632	$3,359	$(727)	$2,423	$209
Gross margins (2):
Partner Solutions	14%	16%	(2)%	15%	(1)%
Edge to Cloud	40%	46%	(6)%	27%	14%
Total gross margin	18%	20%	(2)%	17%	1%
Total operating expenses	$3,761	$5,491	$(1,730)	$6,352	$(2,591)
Total operating expenses excluding restructuring costs (3)	3,508	5,491	$(1,983)	4,976	$(1,468)
Net loss	(1,107)	(2,087)	980	(3,868)	2,761
Per diluted share	(0.09)	(0.16)	0.07	(0.30)	0.21
Net loss excluding restructuring costs (3)	(854)	(2,087)	1,233	(2,492)	1,638
Per diluted share excluding restructuring costs (3)	(0.07)	(0.16)	0.09	(0.20)	0.13
Adjusted EBITDAS (1)	(472)	(1,666)	1,194	(2,252)	1,780
Cash, restricted cash, cash equivalents and short-term investments	$11,610	$17,271	$(5,661)	$12,560	$(950)

Notes:

(1)

Adjusted EBITDAS = Income (loss) from operations before depreciation, amortization, stock compensation expense, restructuring costs, and goodwill impairment charge. Adjusted EBITDAS is a non-GAAP measurement (reconciliation provided after financial statement tables).

(2)	For gross margin, amount represents percentage point change.
(3)	Total operating expenses excluding restructuring costs, net loss excluding restructuring costs and per diluted share excluding restructuring costs are non-GAAP measurements.

Financial Commentary on Third Quarter 2019 Results (Compared to Third Quarter 2018)

•	Partner Solutions revenue decreased for the quarterly period, driven by lower sales of Microsoft operating systems in North America and Europe.
•

Edge to Cloud revenue decreased when compared to the prior year quarterly period, primarily from sale of DataVTM software in the prior period, partially offset by increased professional service revenue from completion of a customer project in the current quarter.

•

Operating expenses, excluding the charge for restructuring costs of $0.3 million, decreased when compared to the third quarter of 2018 due to lower salary, benefit and marketing costs from spending reductions initiated in second half of 2018 and first half of 2019.

•	Excluding the charge for restructuring costs of $0.3 million, net loss for the current quarter decreased by $1.2 million, or $(0.09) per diluted share, as adjusted, vs. the third quarter of 2018.

Fourth Quarter 2019 Outlook

Bsquare’s business rebuilding efforts will continue in the fourth quarter. The company expects revenue for the fourth quarter of 2019 will be in range of $12.5 million to $14.5 million; and blended gross margin in the 14% to 16% range.

Conference Call

Management will host a conference call today, November 7, 2019, at 5 p.m. Eastern Time (2 p.m. Pacific Time). To access the call dial 1-888-204-4368 or 1-856-344-9299 for international callers, and reference “BSQUARE Corporation Third Quarter 2019 Earnings Conference Call.” A replay will be available for two weeks following the call by dialing 1-844-512-2921, or 1-412-317-6671 for international callers; reference pin number 6396094. A live and replay Webcast of the call will be available at www.bsquare.com in the investor relations section.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

About Bsquare Corporation

Bsquare builds technology that is powering the next generation of intelligent devices and the systems in which they operate. We believe the promise of IoT will be realized through the development of intelligent devices and intelligent systems that are cloud-enabled, contribute data, facilitate distributed control & decision making, and operate securely at scale. Bsquare's suite of services and software components allow our customers to create new revenue streams and operating models while providing new opportunities for lowering costs and improving operations. We serve a global customer base from offices in Bellevue, Washington, and the United Kingdom. For more information, visit www.bsquare.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "expect," "believe," "plan," "strategy," "future," "may," "should," "will," and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding expected operating results in future periods, such as anticipated revenue, gross margins, profitability, cash and investments, and regarding strategies for customer retention, growth, new product and service developments, and market position. Forward-looking statements are neither historical facts nor assurances about future performance. Instead, they are based on current beliefs, expectations and assumptions about the future of our business and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: our ability to execute our development initiatives and sales and marketing strategies around DataV™, the Internet of Things, and our product and service offerings more generally; the extent to which we are successful in gaining new long-term customers and retaining existing ones; whether we are able to maintain our favorable relationship with Microsoft as a systems integrator and distributor; our success in leveraging strategic partnering initiatives with companies such as Microsoft, AWS and Intel; and such other risk factors as discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

BSQUARE Contact:	Investor Contact:
Christopher Wheaton, Chief Financial Officer	Leslie Phillips
BSQUARE Corporation	The Blueshirt Group
+1 425.519.5900	+ 1 415.217.5869
investorrelations@bsquare.com	leslie@blueshirtgroup.com

Bsquare, the Bsquare Logo, and DataV are trademarks of Bsquare Corporation in the U.S. and other countries. Other names and brands herein may be trademarks of others.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,763	$10,005
Restricted cash	600	263
Short-term investments	4,247	6,409
Accounts receivable, net of allowance for doubtful accounts of $31 and $40 at September 30, 2019 and December 31, 2018, respectively	8,777	11,581
Contract assets	629	1,053
Prepaid expenses and other current assets	426	685
Total current assets	21,442	29,996
Restricted cash, long-term	—	263
Equipment, furniture and leasehold improvements, less accumulated depreciation	351	911
Deferred tax assets	7	7
Intangible assets, less accumulated amortization	193	267
Right-of-use lease asset, net	702	—
Other non-current assets	361	550
Total assets	$23,056	$31,994
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Third-party software fees payable	$7,008	$7,620
Accounts payable	203	565
Accrued compensation	1,332	1,629
Other accrued expenses	42	653
Deferred rent	—	347
Deferred revenue	1,806	1,652
Operating lease	835	—
Total current liabilities	11,226	12,466
Deferred rent, long-term	—	150
Deferred revenue, long-term	835	1,037
Operating lease, long-term	107	—
Shareholders' equity:
Preferred stock, no par: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par: 37,500,000 shares authorized; 12,982,252 and 12,777,573 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	138,726	138,280
Accumulated other comprehensive loss	(1,004)	(926)
Accumulated deficit	(126,834)	(119,013)
Total shareholders' equity	10,888	18,341
Total liabilities and shareholders' equity	$23,056	$31,994

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Partner Solutions	$12,556	$14,241	$37,341	$47,297
Edge to Cloud	2,085	2,453	6,576	9,278
Total revenue	14,641	16,694	43,917	56,575
Cost of revenue:
Partner Solutions	10,762	12,003	31,834	39,837
Edge to Cloud	1,247	1,332	4,637	4,918
Total cost of revenue	12,009	13,335	36,471	44,755
Gross profit	2,632	3,359	7,446	11,820
Operating expenses:
Selling, general and administrative	2,462	3,199	8,478	13,548
Research and development	1,046	2,292	5,276	6,600
Restructuring costs	253	—	1,629	—
Total operating expenses	3,761	5,491	15,383	20,148
Loss from operations	(1,129)	(2,132)	(7,937)	(8,328)
Other income, net	22	65	116	156
Loss before income taxes	(1,107)	(2,067)	(7,821)	(8,172)
Income tax benefit (expense)	—	(20)	—	(32)
Net loss	$(1,107)	$(2,087)	$(7,821)	$(8,204)
Basic loss per share	$(0.09)	$(0.16)	$(0.60)	$(0.65)
Diluted loss per share	$(0.09)	$(0.16)	$(0.60)	$(0.65)
Net loss excluding restructuring costs (3)	$(854)	$(2,087)	$(6,192)	$(8,204)
Per diluted share excluding restructuring costs (3)	$(0.07)	$(0.16)	$(0.48)	$(0.65)
Shares used in per share calculations:
Basic	12,934	12,721	12,982	12,697
Diluted	12,934	12,721	12,982	12,697

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE CORPORATION

NON-GAAP INFORMATION AND RECONCILIATION TO COMPARABLE GAAP FINANCIAL MEASURES

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Loss from operations, as reported	$(1,129)	$(2,132)	$(7,937)	$(8,328)
Depreciation and amortization	216	161	696	466
Stock-based compensation	188	305	371	620
Restructuring costs	253	—	1,629	—
Adjusted EBITDAS (1)	$(472)	$(1,666)	$(5,241)	$(7,242)

(1)

Adjusted EBITDAS is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Adjusted EBITDAS is defined as income (loss) from operations before depreciation expense on fixed assets and amortization expense (including impairment) on intangible assets, stock-based compensation expense, restructuring costs, and goodwill impairment. Adjusted EBITDAS should not be construed as a substitute for net income (loss) or net cash provided (used) by operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as Adjusted EBITDAS is not defined by GAAP. However, BSQUARE regards Adjusted EBITDAS as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow.

110 110th Ave. NE., Suite 300, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999